EXECUTION VERSION
____________________________________________________________________________________

WENDY’S FUNDING, LLC,
as Master Issuer

and

CITIBANK, N.A.,
as Trustee and Securities Intermediary

_____________________________________________

FIRST SUPPLEMENT
Dated as of February 10, 2017
to the
BASE INDENTURE
Dated as of June 1, 2015
______________________________________________

Asset Backed Notes
(Issuable in Series)

FIRST SUPPLEMENT TO BASE INDENTURE
FIRST SUPPLEMENT, dated as of February 10, 2017 (this “First Supplement”), to the Base Indenture, dated as of June 1, 2015, is by and among WENDY’S FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., as Trustee and Securities Intermediary (the “Trustee”).
PRELIMINARY STATEMENT
WHEREAS, the Master Issuer and the Trustee have entered into the Base Indenture, dated as of June 1, 2015 (as further amended, supplement or otherwise modified from time to time, the “Indenture”);
WHEREAS, Section 13.2(a) of the Indenture provides, among other things, that the provisions of the Indenture may, from time to time, be amended, modified or waived, including the amendment set forth in this First Supplement, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative);
WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and
WHEREAS, the Master Issuer wishes to amend the Indenture as set forth herein.
NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Indenture Definitions List attached to the Indenture as Annex A thereto (the “Indenture Definitions List”).
ARTICLE II
AMENDMENT

The following definition set forth in the Indenture Definitions List is hereby amended as follows:
A. The definitions of “Indebtedness” is hereby amended by inserting the phrase “(other than leases from landlords, in respect of which Wendy’s or any of its Affiliates is the lessee where the related property (i) is or becomes subject to a lease from Wendy’s or any of its Affiliates, in respect of which a Franchisee is the lessee or (ii) is a Company Restaurant)” immediately after the phrase “(b) all Capitalized Lease Obligations of such Person.”

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ARTICLE III
GENERAL

Section 3.1    Effect on Indenture. Upon the date hereof (i) the Indenture shall be amended in accordance herewith, (ii) this First Supplement shall form part of the Indenture for all purposes and (iii)the parties and each Noteholder shall be bound by the Indenture, as so amended. Except as expressly set forth or contemplated in this First Supplement, the terms and conditions of the Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Indenture made in accordance with the terms of the Indenture, as amended by this First Supplement.

Section 3.2    Binding Effect. This First Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 3.3    Counterparts. This First Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 3.4    Governing Law. THIS FIRST SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.5    Amendments. This First Supplement may not be modified or amended except in accordance with the terms of the Indenture.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to each other party hereto that this First Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.
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IN WITNESS WHEREOF, each of the Master Issuer and the Trustee have caused this First Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

WENDY’S FUNDING, LLC, as Master Issuer

By:/s/ Gunther Plosch
Name: Gunther Plosch
Title: Chief Financial Officer

CITIBANK, N.A., in its capacity as Trustee and Securities Intermediary

By:/s/ Jacqueline Suarez
Name:    Jacqueline Suarez
Title:    Vice President

[Signature Page of First Supplement to Base Indenture]

CONSENT OF CONTROL PARTY:

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (acting at the direction of the Control Party exercising the rights of the Controlling Class Representative in accordance with Section 11.1(d) of the Base Indenture) hereby consents to the execution and delivery by the Master Issuer and the Trustee of this First Supplement to the Base Indenture.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:    /s/ Alan H. Torgler
Name:    Alan H. Torgler
Title:     Vice President
Servicing Officer